Exhibit 99.1
Swype, Inc.
Interim Financial Statements
September 30, 2011 and December 31, 2010

Swype, Inc.
Index
September 30, 2011 and December 31, 2010

Page(s)
Financial Statements

Unaudited Balance Sheets	1

Unaudited Statements of Operations	2

Unaudited Statements of Stockholders’ Equity (Deficit)	3

Unaudited Statements of Cash Flows	4

Notes to Unaudited Financial Statements	5—8

Swype, Inc.
Balance Sheets (Unaudited)
September 30, 2011 and December 31, 2010

	September 30,	December 31,
	2011	2010
		(Restated)
Assets
Current assets
Cash and cash equivalents	$10,160,581	$4,556,611
Accounts receivable	1,183,850	1,838,781
Prepaid expenses and other	66,426	115,221

Total current assets	11,410,857	6,510,613
Property and equipment, net	375,966	271,430
Other assets	76,187	68,207

Total assets	$11,863,010	$6,850,250

Liabilities, Mandatorily Redeemable Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$312,102	$194,971
Short-term debt	1,939,394	—
Accrued payroll	134,457	98,719
Accrued expenses	22,613	23,876
Deferred revenue	183,333	47,800

Total current liabilities	2,591,899	365,366
Deferred rent	90,182	110,848
Preferred stock warrant liability	236,046	67,221
Deferred revenue (noncurrent)	14,710,265	7,703,283

Total liabilities	17,628,392	8,246,718

Commitments and contingencies
Series A mandatorily redeemable preferred stock, no par value; 9,130,186 shares authorized; 9,130,186 shares issued and outstanding	1,663,928	1,663,928
Series B mandatorily redeemable preferred stock, no par value; 20,908,035 shares authorized; 20,683,964 shares issued and outstanding	6,909,622	6,662,477
Series C mandatorily redeemable preferred stock, no par value; 9,470,934 shares authorized; 7,838,011 shares issued and outstanding	5,915,767	—
Stockholders’ deficit
Common stock, no par value, 90,000,000 shares authorized; 15,196,064 and 13,625,256 shares issued and outstanding	653,058	632,230
Additional paid-in capital	1,330,825	267,889
Accumulated deficit	(22,238,582)	(10,622,992)

Total stockholders’ deficit	(20,254,699)	(9,722,873)

Total liabilities, mandatorily redeemable preferred stock and stockholders’ deficit	$11,863,010	$6,850,250

The accompanying notes are an integral part of the financial statements.

Swype, Inc.
Statements of Operations (Unaudited)
Nine Months Ended September 30, 2011 and 2010

	Nine Months Ended
	September 30,
	2011	2010
Revenues	$47,800	$—

Costs and operating expenses
General and administrative	2,720,438	789,424
Sales and marketing	2,646,617	1,015,551
Research and development	4,409,429	2,284,128
Contribution to a related party	950,000	—

Total operating expenses	10,726,484	4,089,103

Loss from operations	(10,678,684)	(4,089,103)
Other income (expense)
Interest income	6,554	18,358
Interest expense	(49,192)	—
Other income (expense)	(167,636)	—

Net loss before income taxes	(10,888,958)	(4,070,745)
Income tax expense	(726,632)	(92,408)

Net loss	$(11,615,590)	$(4,163,153)

The accompanying notes are an integral part of the financial statements.

Swype, Inc.
Statements of Stockholders’ Equity (Deficit) (Unaudited)
Nine Months Ended September 30, 2011

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balances, December 31, 2010	13,625,256	$632,230	$267,889	$(10,622,992)	$(9,722,873)

Exercise of stock options	570,808	20,828		—	20,828
Accretion of redeemable preferred stock	—	—	(247,145)	—	(247,145)
Stock-based compensation	—	—	360,081	—	360,081
Common shares donated to a related party	1,000,000	—	950,000	—	950,000
Net loss	—	—	—	(11,615,590)	(11,615,590)

Balances, September 30, 2011	15,196,064	$653,058	$1,330,825	$(22,238,582)	$(20,254,699)

The accompanying notes are an integral part of the financial statements.

Swype, Inc.
Statements of Cash Flows (Unaudited)
Nine Months Ended September 30, 2011

	Nine Months Ended
	September 30,
	2011	2010
Operating activities
Net loss	$(11,615,590)	$(4,163,153)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	131,777	32,945
Stock-based compensation	360,081	145,042
Stock-based charitable contribution	950,000	—
Warrant revaluation	168,825	35,398
Changes in operating assets and liabilities
Accounts receivable	654,931	(919,182)
Prepaid expenses and other assets	40,815	(137,164)
Deferred rent	(20,666)	90,547
Accounts payable	117,131	61,723
Accrued expenses	32,275	1,902
Deferred revenue	7,142,515	2,751,484

Net cash used in operating activities	(2,037,906)	(2,100,458)

Investing activities
Purchases of property and equipment	(234,062)	(216,010)

Net cash used in investing activities	(234,062)	(216,010)

Financing activities
Proceeds from debt facility	2,000,000	—
Repayment of principal	(60,657)	—
Proceeds from issuance of Series B preferred stock	—	927,744
Proceeds from issuance of Series C preferred stock	5,915,767	—
Proceeds from stock options exercised	20,828	3,754

Net cash provided by financing activities	7,875,938	931,498

Net increase (decrease) in cash and cash equivalents	5,603,970	(1,384,970)
Cash and cash equivalents
Beginning of period	4,556,611	5,523,966

End of period	$10,160,581	$4,138,996

Supplemental information
Accretion of Series B preferred stock	$247,145	$231,427

The accompanying notes are an integral part of the financial statements.

Swype, Inc.
Notes to Unaudited Financial Statements
September 30, 2011 and December 31, 2010
1.	Summary of Significant Accounting Policies

Basis of Presentation

The interim financial statements include the accounts of Swype Inc. (“Swype”, or the “Company”). These unaudited interim financial statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim periods. These financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations, financial position, changes in stockholders’ equity (deficit) and cash flows.

Although management believes the disclosures in these financial statements are adequate to make the information presented not misleading, certain information normally included in the footnotes prepared in accordance with GAAP has been omitted. Accordingly, these financial statements should be read in conjunction with our audited financial statements for the year ended December 31, 2010 and the notes thereto. Interim results are not necessarily indicative of the results that may be expected for a full year. The December 31, 2010 balance sheet data was derived from audited financial statements but does not include all disclosures required by GAAP for annual financial statements.

Business

Swype provides a faster and easier way to input text on any screen. With one continuous finger or stylus motion across the screen keyboard, the patented technology enables users to input words faster and easier than other data input methods. The application is designed to work across a variety of devices such as phones, tablets, game consoles, kiosks, televisions and virtual screens.

Significant Accounting Policies

No material changes have been made to the significant accounting policies disclosed in the audited financial statements for the year ended December 31, 2010. There are no new accounting pronouncements pending adoption as of September 30, 2011 that the Company believes would have a significant impact on its financial statements.

Restatement

The Company has restated its previously issued financial statements for the years ended December 31, 2010 and 2009 to correct errors relating to revenue recognition and stock-based compensation.

The Company identified that customer agreements in 2010 and 2009 contained provisions for the future delivery of certain specified language deliverables. The Company has not established vendor specific evidence of fair value as of December 31, 2009 or 2010 for those specified language deliverables. Accordingly, all amounts billed to the customers are required to be recorded as deferred revenue as of December 31, 2010 and 2009. The restatement includes adjustments to defer all revenue related to these customer agreements during the years ended December 31, 2010 and 2009.

The Company also identified that stock compensation expense related to nonemployee consultants who became employees during 2009 was overstated as these stock-based awards had continued to be remeasured as nonemployee awards after the conversion of the consultants to employees. The restatement includes adjustments to reduce stock compensation expense and accumulated paid-in capital by $154,841 in 2010 and by $202,495 in 2009. The cumulative impact of the stock-based compensation expense adjustments in 2009 and 2010 reduced accumulated paid-in capital in 2010 by $357,336. The cumulative impact of the revenue adjustments in 2009 and 2010 increased deferred revenue by $4,285,664 in 2010.

Swype, Inc.
Notes to Unaudited Financial Statements
September 30, 2011 and December 31, 2010

	2010			2009
		Restatement			Restatement
	as Reported	Adjustment	as Restated	as Reported	Adjustment	as Restated
Revenue	$4,177,308	$(4,177,308)	$—	$108,356	$(108,356)	$—
Research and development	3,619,660	(78,145)	3,541,515	1,867,966	(118,098)	1,749,868
Sales and marketing	1,589,443	(21,904)	1,567,539	435,292	(17,559)	417,733
General and administrative expense	1,223,245	(54,792)	1,168,453	593,948	(66,838)	527,110
Total operating expense	6,432,348	(154,841)	6,277,507	2,897,206	(202,495)	2,694,711
Net loss	(2,386,375)	(4,022,467)	(6,408,842)	(3,060,205)	94,139	(2,966,066)
Deferred revenue	3,465,419	4,285,664	7,751,083	1,486,194	108,356	1,594,550
Accumulated paid-in capital	625,225	(357,336)	267,889	575,199	(202,495)	372,704
2.	Commitments and Contingencies

From time to time, the Company may be involved in various legal proceedings arising from the normal course of business activities, including claims of alleged infringement of third-party patents and other intellectual property rights, commercial employment and other matters. The Company makes provisions for a liability related to legal proceedings when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

3.	Credit Facilities and Debt

In January 2011, the Company drew down the available credit of $2,000,000 on the Silicon Valley Bank credit facility and began making principal payments in April 2011.

4.	Preferred Stock

In March 2011, the Company issued 4,572,175 shares of Series C preferred stock at $0.7655 (the “Original Issuance Price”) per share for proceeds of approximately $3,433,578 net of issue costs of approximately $66,422. In July 2011, the Company issued an additional 3,265,836 shares of Series C preferred stock at $0.7655 per share for proceeds of approximately $2,482,189 net of issue costs of approximately $17,808.

Dividends

The holders of Series C preferred stock are entitled to receive, prior to any declaration or payment of any dividends to common stockholders, noncumulative annual dividends payable in the amount of eight percent (8%) of the Original Issuance Price per share.

Conversion

The Series C preferred stock may be converted at any time into common stock at the option of the holder, at the then operative conversion price. The convertible preferred stock will automatically convert into shares of common stock upon the occurrence of a qualified initial public offering or the written consent and agreement of the holders of not less than a majority of the then-outstanding shares of convertible preferred stock. The conversion ratio may be adjusted from time to time based on anti-dilution provisions included in the Company’s Articles of Incorporation. At September 30, 2011, the Company has reserved shares of common stock for the conversion of Series C convertible preferred stock.

Swype, Inc.
Notes to Unaudited Financial Statements
September 30, 2011 and December 31, 2010
Liquidation

Upon liquidation, Series C preferred stockholders shall receive an amount per share equal to the Original Issuance Price for each share of Series C preferred stock then held by them (as adjusted for any stock splits, stock dividends, recapitalizations, or the like), plus an amount equal to any declared but unpaid dividends on such shares. The Company’s preferred stock ranks senior to the common stock in the payment of dividends and amounts due upon liquidation, dissolution or winding up of the Company.

Voting

The holders of Series C preferred stock have the right to one vote for each share of common stock into which such share of preferred stock could then be converted.

Redemption

The Series C preferred stock is redeemable beginning in March 2016 upon a majority vote of the Series C stockholders at a redemption price of $0.7655 per share plus all declared and unpaid dividends thereon. Accretion for all preferred stock recorded during the nine-months ended September 30, 2011 and 2010, totaled approximately $247,145 and $231,427, respectively.

	Series A		Series B		Series C
	Preferred Stock		Preferred Stock		Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balances, December 31, 2010	9,130,186	$1,663,928	20,683,964	$6,662,477	—	$—
Issuance of Series C preferred stock for cash in 2011, net of issue costs of $84,230	—	—	—	—	7,838,011	5,915,767
Accretion of redeemable preferred stock	—	—	—	247,145	—	—

Balances, September 30, 2011	9,130,186	$1,663,928	20,683,964	$6,909,622	7,838,011	$5,915,767

5.	Related Parties

On September 16, 2011, the Company made a charitable contribution to a related party of one million shares of common stock valued at $950,000. This contribution was recognized in operating expenses in the statement of operations at the fair value of the common stock contributed. On September 16, 2011, the fair value of the Company’s common stock was estimated as $0.95 per share.

6.	Fair Value of Financial Instruments

The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximated fair value as of September 30, 2011 and December 31, 2010 because of the relatively short maturity of these instruments.

The Company has preferred stock warrants that are level 3 fair value instruments. The following table summarizes the carrying value of the warrants to purchase shares of Series B preferred stock at September 30, 2011:

2011
Balance at beginning of year	$67,221
Warrant revaluation	168,825

Balance at end of year	$236,046

Swype, Inc.
Notes to Unaudited Financial Statements
September 30, 2011 and December 31, 2010
7.	Subsequent Events

On October 6, 2011, the Company was acquired by Nuance Communications, Inc. (“Nuance” or the Purchaser). Pursuant to an Agreement and Plan of Merger, the Purchaser acquired all of the Company’s outstanding capital stock payable to the former stockholders of the Company for an aggregated consideration of $102.5 million, of which $77.5 million was paid at the closing and the remaining $25 million (the “Contingent Consideration”) is payable on the eighteen month anniversary of the closing. The Contingent Consideration is subject to certain adjustments and conditions, including the requirement that certain key executives not terminate their employment with Nuance or have their employment terminated for certain reasons.

In October 2011 the Company paid in full the $2,000,000 balance of the Silicon Valley Bank credit facility.

The Company evaluated transactions that occurred as of November 18, 2011, the date of issuance of these financial statements, for purposes of disclosure of unrecognized subsequent events.